EXHIBIT 5

SandersBakerpc
Attorneys and counselors

ROBERT R. SANDERS                                    ONE MAXOR PLAZA                                MAILING ADDRESS:
MITCH D. CARTHEL                                 320 S. POLK STREET, SUITE 700
ROGER S. COX                                            AMARILLO, TEXAS 79101                                  P.O. BOX 2667
RUSS DeVORE*                                                                            AMARILLO, TEXAS 79105-2667
EDWARD L. MORRIS                                    (806) 372-2020                                          FAX (806) 372-3725
JUSTIN E. MYERS
JOHN B. ATKINS                                                                   sender’s email: emorris@sandersbaker.com

*Admitted in Texas, New Mexico & Colorado

August 5, 2008

Amarillo Biosciences, Inc.
4134 Business Park Dr.
Amarillo, Texas 79110

RE:	Issuance of Stock Pursuant to S-8 Registration Statement

Gentlemen:

Pursuant to your request, we have examined the S-8 Registration Statement to be filed with the Securities and Exchange Commission, registering 200,000 shares of common stock of the company.  We have further examined the Certificate of Incorporation, Articles of Incorporation, Bylaws, any amendments thereto, and all such corporate records and documents that we believed were necessary or relevant to enable us to render an opinion in this matter.

Based solely on the foregoing examination, it is our opinion that, when sold or granted, and issued according the 2008 Executive Officers Compensatory Stock Plan, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and non assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SandersBaker pc

/s/ Edward L. Morris

Edward L. Morris

ELM:ss